STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made as of the 18th day of September, 2018, by and among Norges Bank (the “Purchaser”), and TPG VI Wolverine, LP, and TPG VI Wolverine Co-Invest, LP (each, a “Seller” and collectively, the “Sellers”).

WHEREAS, the Sellers wish to, severally and not jointly, transfer, assign, sell, convey and deliver to the Purchaser, and the Purchaser wishes to purchase from the Sellers, 1,000,000 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of Assurant, Inc. (the “Company”) at the price and on the terms and subject to the conditions set forth in this Agreement (the “Offering”); and

WHEREAS, the Company has an effective shelf registration statement on Form S-3 (File No. 333-222648) (the “Registration Statement”) and a prospectus supplement, dated September 18, 2018 pursuant to which the Offering is being made.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth, and for good and valuable consideration the Purchaser and each Seller, severally and not jointly, agree as follows:

1.                  Purchase and Sale of the Shares.

(a)                At the Closing (as defined below), and subject to the terms and conditions hereof, each of the Sellers, severally and not jointly, will transfer, assign, sell, convey and deliver to the Purchaser, the number of Shares set forth opposite such Seller’s name in Schedule 2, and the Purchaser will purchase from the Sellers the number of Shares set forth opposite such Purchaser’s name in Schedule 1. In connection with such transfer, each of the Sellers will deliver the Shares to be sold by it to the Purchaser (as provided in Section 2(a), below). In exchange for the transfer of the Shares, the Purchaser will pay each Seller the aggregate amount set forth opposite such Seller’s name in Schedule 2 (the “Purchase Consideration”), in each case representing a per Share price of $105.14.

(b)               The closing of the Offering (the “Closing”) shall take place on September 24, 2018 at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, or at such other time or place as the parties hereto shall mutually agree (the actual day of the Closing, the “Settlement Date”), subject to Section 5 below.

2.                  Deliveries at Closing.

(a)                At Closing, each of the Sellers shall, severally and not jointly, transfer or cause to be transferred to the Purchaser the number of Shares set forth opposite such Seller’s name in Schedule 2 in electronic form via book entry transfer to the accounts maintained by the Purchaser’s broker at The Depository Trust Company (“DTC”) as set forth in Schedule 1, with such accompanying documentation as may be reasonably required by Computershare Inc., as transfer agent, to effect the transfer of such Shares, including, but not limited to, stock powers bearing an appropriate medallion signature guarantee.

(b)               At Closing, the Purchaser shall deliver or cause to be delivered to the Sellers the Purchase Consideration set forth opposite such Purchaser’s name on Schedule 1 by wire transfer of immediately available funds to the accounts designated by the Sellers. For purposes of clarity, the Purchaser shall not be required to wire its Purchase Consideration until it (or its designated custodian per its delivery instructions) confirms receipt of the Shares.

3.                  Purchaser Representations. In purchasing the Shares, the Purchaser acknowledges, represents and warrants to the Sellers on the date hereof and on the Settlement Date that:

(a)                The Purchaser acknowledges receipt of the prospectus which forms a part of the Registration Statement relating to the Offering.

(b)               The Purchaser is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Purchaser has full and adequate right, power, capacity and authority to enter into, execute, deliver and perform this Agreement.

(c)                This Agreement has been duly authorized by the Purchaser, has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.

(d)               The purchase of the Shares by the Purchaser hereunder will not conflict with, result in a breach or violation of, or constitute a default under, (i) any law applicable to the Purchaser, (ii) the charter documents of the Purchaser or (iii) the terms of any indenture or other agreement or instrument to which the Purchaser is a party or bound, or any judgment, order or decree applicable to the Purchaser of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over the Purchaser, except in the cases of (i) and (iii), for any such conflict, breach, violation or default that would not materially and adversely affect the purchase of the Shares and the consummation of the transactions contemplated herein; provided that no warranty is made with respect to the antifraud provisions of federal and state securities laws.

(e)                No consent, approval, authorization or order of any court or governmental agency or body is required for the consummation by the Purchaser of its purchase of the Shares hereunder.

(f)                The Purchaser represents that it is and, immediately following its purchase of the Shares, will be a “passive investor” with respect to the Company as contemplated by Rule 13d-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and confirms that the Shares are not being acquired by it for the purpose of or with the effect of changing or influencing the control of the Company.

(g)                The Purchaser is purchasing the Shares in the ordinary course of its business and has no arrangement with any person, directly or indirectly, to participate in the distribution of the Shares.

(h)               Except for the express representations and warranties contained in this Agreement, neither the Sellers, nor any of their respective affiliates, attorneys, accountants and financial and other advisors, has made any representations or warranties to the Purchaser.

4.                  Seller Representations. Each Seller, severally and not jointly, acknowledges, represents and warrants to the Purchaser on the date hereof and on the Settlement Date that:

(a)                Such Seller is a limited partnership and is validly existing under the laws of the Cayman Islands. Such Seller has full and adequate right, power, capacity and authority to enter into, execute, deliver and perform this Agreement. Each Seller that has entered into a Power of Attorney for the sale and delivery of the Shares to be sold by such Seller (the “Power of Attorney”) has the full and adequate right, power, capacity and authority to enter into, execute, deliver and perform the Power of Attorney.

(b)               This Agreement and the Power of Attorney, as applicable, have been duly authorized, executed and delivered by such Seller and constitute the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.

(c)                Such Seller is the record and beneficial owner of the Shares to be sold by it in the Offering, and upon the Closing will transfer to the Purchaser, good and marketable title to, or a valid “security entitlement” within the meaning of Section 8-501 of the New York Uniform Commercial Code in respect of, all such Shares, free and clear of any liens, claims, security interests, restrictions, options or other encumbrances of any kind. Such Seller has not granted any option of any sort with respect to such Shares or any right to acquire such Shares or any interest therein other than to the Purchaser under this Agreement.

(d)               The transfer of the Shares to be sold by such Seller in the Offering will not conflict with, result in a breach or violation of, or constitute a default under, (i) any law applicable to such Seller or, (ii) the limited partnership agreement, general partnership agreement or other organizational document, as applicable, of such Seller or (iii) the terms of any indenture or other agreement or instrument to which such Seller is a party or bound, or any judgment, order or decree applicable to such Seller of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over such Seller, except in the cases of (i) and (iii), for any such conflict, breach, violation or default that would not materially and adversely affect the sale of the Shares and the consummation of the transactions contemplated herein; provided that no warranty is made with respect to the antifraud provisions of federal and state securities laws other than as expressly set forth elsewhere herein.

(e)                No consent, approval, authorization or order of any court or governmental agency or body is required for the consummation by such Seller of the sale of the number of Shares to be sold by such Seller in the Offering.

(f)                Such Seller has not engaged any investment banker, broker, or finder in connection with the Offering, and no broker’s or similar fee is payable by such Seller or any of its affiliates in connection with the transfer of the Shares owned by such Seller hereunder.

(g)                Upon payment for the Shares to be sold by such Seller pursuant to this Agreement, delivery of such Shares, as directed by the Purchaser, to Cede & Co. (“Cede”) or such other nominee as may be designated by DTC, registration of such Shares in the name of Cede or such other nominee and the crediting of such Shares on the books of DTC to securities account of the Purchaser or its broker (assuming that neither DTC nor the Purchaser or its broker have notice of any adverse claim (within the meaning of Section 8-105 of the New York Uniform Commercial Code (the “UCC”)) to such Shares), (A) under Section 8-501 of the UCC, the Purchaser will acquire a valid security entitlement in respect of such Shares and (B) no action based on any “adverse claim”, within the meaning of Section 8-102 of the UCC, to such Shares may be successfully asserted against the Purchaser with respect to such security entitlement; for purposes of this representation, such Seller may assume that when such payment, delivery and crediting occur, (x) such Shares will have been registered in the name of Cede or another nominee designated by DTC, in each case on the Company’s share registry in accordance with its certificate of incorporation, bylaws and applicable law, (y) DTC will be registered as a “clearing corporation” within the meaning of Section 8-102 of the UCC and (z) appropriate entries to the account of the Purchaser on the records of DTC will have been made pursuant to the UCC.

(h)               Except for the express representations and warranties contained in this Agreement, neither the Purchaser, nor any of its affiliates, attorneys, accountants and financial and other advisors, has made any representations or warranties to such Seller.

5.                  Conditions Precedent to Obligations of the Sellers and Purchaser.

(a)                The obligations of the Purchaser are subject to the satisfaction of the conditions precedent that (i) the representations and warranties of the Sellers contained herein shall be true and correct as of the date hereof and the Settlement Date (including as if made both on the date hereof and on the Settlement Date) and (ii) the Sellers shall have complied with all of their covenants and agreements contained in this Agreement to be performed on or prior to the Settlement Date.

(b)               The obligations of the Sellers are subject to the satisfaction of the conditions precedent that (i) the representations and warranties of the Purchaser contained herein shall be true and correct as of the date hereof and the Settlement Date (including as if made both on the date hereof and on the Settlement Date) and (ii) the Purchaser shall have complied with all of its covenants and agreements contained in this Agreement to be performed on or prior to the Settlement Date.

6.                  Miscellaneous.

(a)                This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersedes any and all prior agreements related to the subject matter hereof. This Agreement is executed without reliance upon any promise, warranty or representation by any party or any representative of any party other than those expressly contained herein. The respective agreements, representations, warranties and other statements of the Purchaser and the Sellers, as set forth in this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of the Purchaser or the Sellers or any of their respective officers, directors or affiliates, and shall survive delivery of and payment for the Shares. This Agreement may not be assigned by any Seller without the written consent of the Purchaser and any such assignment without its written consent shall be void.

(b)               This Agreement may be amended only by written agreement between the parties hereto. This Agreement may be terminated in whole at any time prior to the Closing by mutual written consent of the Sellers and the Purchaser, or in part at any time with respect to a particular Seller prior to the Closing by mutual written consent of the Purchaser and the relevant Seller.

(c)                Each party agrees to execute any additional documents and to take any further action as may be necessary or desirable in order to implement the transactions contemplated by this Agreement.

(d)               This Agreement shall be governed by and construed under the domestic, substantive laws of the State of New York (without giving effect to any conflict of law or other aspect of New York law that might result in the application of any law other than that of the State of New York).

(e)                This Agreement may be executed in one or more counterparts, each of which constitutes an original and is admissible in evidence, and all of which constitute one and the same agreement.

(f)                Each party shall bear its own expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Purchaser:

NORGES BANK

By: /s/ Ola Stavenm
Name: Ola Stavem
Title: Global Head of CCM

By: /s/ Albert Fiddan Nilsen
Name: Albert Fiddan Nilsen
Title: Senior Legal Adviser

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Sellers:

tpg vi wolverine, lp By: TPG Advisors VI-AIV, Inc., its general partner
By:	/s/ Adam Fliss
Name: Adam Fliss
Title: Vice President

tpg vi wolverine co-invest, lp By: TPG Advisors VI-AIV, Inc., its general partner
By:	/s/ Adam Fliss
Name: Adam Fliss
Title: Vice President

Schedule 1

Purchaser’s Name, DTC Account Details, Shares to be Purchased and the Purchase Consideration

Purchaser	Number of Shares to be Purchased	Purchase Consideration
Norges Bank	1,000,000	$105,140,000.00

Schedule 2

Seller	Shares	Purchase Consideration
TPG VI Wolverine, LP	466,540	$49,052,015.60
TPG VI Wolverine Co-Invest, LP	533,460	$56,087,984.40
TOTAL	1,000,000	$105,140,000.00